Exhibit 10.1

14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Binding Letter of Intent

Between:

Zoned Properties, Inc.
(“Landlord”)

And:

Catalina Partners III LLC
(“Tenant”)

And:

Catalina Hills Botanical Care, Inc.
(“Medical Marijuana License Holder”)

RE:	410 S. Madison Dr.

Tempe,

Arizona 85281

WHEREAS, it is the intent of the parties to enter into this binding Letter of Intent (this “LOI”), which outlines certain essential material terms for the execution of a Commercial Lease Agreement (the “Lease” or “Lease Agreement”) for the leasing of approximately 25,000 square feet of space (the “Premises”) to Tenant located within the Building (defined in Exhibit B) located at 410 South Madison Drive, Tempe, Arizona 85281 (“Property”).

Legal Description:	The parties agree the legal description of the Property, Building and the Premises is attached as Exhibit A and incorporated herein by reference.

Premises:	Pursuant to the provisions provided in this LOI and the Lease (defined herein), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, approximately 25,000 square feet of space in the Building, as identified on Exhibit B attached to this LOI, which is capable of being operating as a Medical Marijuana Cultivation and Production Facility.

LOI Termination:

The parties agree in the event the LOI Requirements described herein this LOI, are not mutually satisfied on or before the date that is ninety (90) days after the Effective Date of this LOI (“LOI Term”), this LOI shall terminate, Escrow Agent (defined herein) shall return the full Deposit to Tenant, minus $100.00 which shall be returned to Landlord, and the parties shall owe no further obligation to one another. In the event despite the parties’ reasonable efforts, the satisfaction of the LOI Requirements requires additional time, the parties may mutually agree in writing to extend the term of this LOI. Upon the termination of this LOI, Escrow Agent shall return the Deposit, as described herein, to Tenant, no more than three (3) days following the expiration of the LOI Term.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Lease Agreement:	Subject to the terms of this LOI, including the LOI Requirements described below and other mutually agreed upon terms and provisions, Landlord and Tenant will work together in good faith to mutually agree on the terms, provisions and obligations of a Lease Agreement (“Lease”) and execute and deliver to one another the Lease prior to the expiration of the LOI Term.

License/ Authorization:	Tenant represents and warrants to Landlord that pursuant to and in compliance with Title 9; Chapter 17 Department of Health Services Medical Marijuana Program (the “DHS Rules”) and A.R.S. § 36-2801 et seq., as amended from time to time (the “Act”) (the DHS Rules and the Act collectively referred to herein as the “AMMA”), the Arizona Department of Health Services (“AZDHS”) awarded a Medical Marijuana Dispensary Registration Certificate (“License”) to Medical Marijuana License Holder. Pursuant to its License, Medical Marijuana License Holder is authorized to operate a medical marijuana dispensary and cultivation facility and one additional offsite cultivation facility. Pursuant to the Dispensary License, the Medical Marijuana License Holder is authorized to cultivate, harvest, prepare and store medical marijuana (“Marijuana”) and refine, extract and produce derivative and manufactured products that contain Marijuana (collectively “Marijuana Products”). Upon the parties’ mutual execution of the Lease, Tenant shall manage and operate a Medical Marijuana Cultivation and Production Facility on behalf of Medical Marijuana License Holder.

Tenant Improvements:	Subject to force majeure events, including events, conditions, and occurrences that are outside of Landlord’s reasonable control that prevent or delay Landlord from performing its obligations, including the parties inability to acquire the necessary zoning and land use entitlements for the Premises, Tenant’s inability to acquire from AZDHS, Approval to Operate the Medical Marijuana Cultivation and Production Facility and acts of God (collectively, “Force Majeure Events”). Landlord shall use commercially reasonable efforts to construct certain mutually agreed upon tenant improvements in the Premises for Tenant’s use in accordance with the permitted use set forth herein. Landlord shall prepare plans, drawings and specifications for Landlord’s construction of the tenant improvements for Tenant’s review, comment and approval, which shall not be unreasonably withheld, and Tenant shall provide Landlord with its approval or denial of the tenant improvements no later than five (5) business days after Tenant’s receipt of such plans, specifications and drawings. Following Tenant’s approval of Landlord and Tenant must agree on plans, specifications and drawings, Landlord shall control the preparation and construction of the Tenant approved, tenant improvements.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Landlord Budget:	The parties agree Landlord total projected budget for constructing the tenant improvements and developing the Premises is an amount equal to or less than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (“Landlord Budget”). In the event Landlord determines its total projected budget (including hard and soft costs, professional fees and costs, costs of permits, and all other related costs, fees and expenses) will likely exceed the Landlord Budget, Landlord shall notify Tenant and acquire Tenant’s written approval, which shall not be unreasonably withheld, prior to proceeding with the construction of the tenant improvements. The parties shall mutually agree on all projected costs which will likely exceed the Landlord Budget (“Additional Budget Costs”). If parties cannot agree on the Additional Budget Costs, or which party shall be responsible for payment thereof and construction of the tenant iprovements has not commenced, then the Lease and Guaranty shall terminate and the parties shall have no further obligation or liability to one another. Landlord shall not be obligated to commence construction or development of the Premises until Landlord and Tenant have approved any such Additional Budget Costs and who shall be responsible for payment thereof. If construction of tenant improvements has commenced and Landlord and Tenant are unable to agree on Additional Budget Costs and who shall be responsible for payment thereof, for a period of time not to exceed fifteen (15) days, then the parties agree the Lease and associated Guaranty shall terminate and the parties shall have no obligation or liability to one another pursuant to the requirements and obligations of the Lease and associated Guaranty.

Tenant Improvement Costs:	The Parties agree, upon completion of Landlord’s development of the Premises and construction of the tenant improvements, Landlord shall provide Tenant with a complete and accurate accounting of all of the actual costs, fees and expenses, including relevant documentation, which Landlord expended and incurred in the development of the Premises and construction of the tenant improvements (collectively the “Improvement Costs”). In the event Landlord exceeds the Landlord Budget without acquiring Tenant’s prior written approval, such Additional Budget Costs shall not be included in the Improvements Costs and Tenant shall not be obligated or required to repay the unapproved Additional Budget Costs. The parties agree Landlord shall clearly identify the Improvement Costs in an exhibit to the Lease. The Lease shall contain provisions which stipulate that in the event a change in local or state law, prohibits the development of the Premises and/or completion of any portion of or all of the agreed upon tenant improvements, the Changes in Law Provisions (defined herein) shall apply.

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Scottsdale, AZ 85260

Rent:	The Lease shall contain a Rental Schedule of the type and form attached as Exhibit D herein, which shall contain a complete description of the rent, including any additional pro rata costs or fees to be included in the rent, the Improvement Costs and Tenant’s pro rata share of all use taxes, sales taxes, transaction privilege taxes, excise taxes, and other similar taxes associated with the Lease (the aforementioned collectively referred to herein as the “Total Rent”). All payments to be made by Tenant to Landlord under the Lease shall be made in such form as is acceptable to Landlord, and Landlord shall not be obligated to accept any payments in cash. Once again the parties agree, the Lease shall provide that in the event a change in local or state law prohibits the development of the Premises and/or completion of any portion of or all of the agreed upon tenant improvements, the Changes in Law Provisions (defined herein) shall apply.

Rent Commencement:	Tenant shall begin to remit payment of the Total Rent to Landlord on the commencement date defined in the Lease, and thereafter on the first (1st) day of each calendar month, during the term of the Lease (without notice or demand, and without set off, abatement, or defense). The commencement date shall occur no later than three (3) business days following:
(a)	the date Landlord completes the development of the Premises and construction of the agreed upon tenant improvements;
(b)	the date the Landlord obtains a certificate of occupancy or certificate of completion for the Premises;
(c)	the date the Landlord obtains all applicable zoning and land use entitlements required to operate the Premises for the use described herein;
(d)	the date the Arizona Department of Health Services (“AZDHS”) grants Medical Marijuana License Holder Approval to Operate (“ATO”) to operate a Medical Marijuana Cultivation and Production Facility on the Premises, pursuant to and in compliance with the AMMA (defined herein) and all applicable rules, requirements and restrictions, for any portion of or all of the Premises, as the parties mutually agree; and
(e)	the date Landlord delivers possession of the Premises to Tenant.

Late Charge; Interest:	Any payment due under the Lease and not received by Landlord on its due date shall bear interest at the rate of 10% per annum, until paid in full, and a late charge equal to 8% of such delinquent payment shall be paid by Tenant without notice or demand.

City Approval:	City of Tempe zoning code approval for the Building is attached as Exhibit E.

LOI Requirements:	This LOI and execution of the Lease shall be contingent upon the parties’ mutual satisfaction of the following requirements, collectively be referred to herein as the “LOI Requirements”:

(a)	the parties mutual agreement of all the terms, obligations and provisions contained in the Lease;

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Scottsdale, AZ 85260

(b)	Landlord obtaining commercially reasonable financing for the development of the Premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to Landlord in its sole and absolute discretion, from a lender approved by Landlord in its sole discretion;
(c)	Landlord shall acquire written approval of all due diligence and underwriting matters required by Landlord and/or Landlord’s lender;
(d)	the parties shall acquire the necessary zoning and land use entitlements as it relates to the Premises and the use described herein this LOI; and
(e)	Tenant shall obtain written approval from AZDHS of the Approval to Operate the Premises as a Medical Marijuana Cultivation and Production Facility on behalf of Medical Marijuana License Holder; and
(f)	The parties’ mutual approval of the plans, specifications and drawings for the development of the Premises and tenant improvements.

Tenant Use:	Landlord agrees to lease the Premises to Tenant for its use and occupancy as a duly licensed Medical Marijuana Cultivation and Processing Facility, Tenant shall manage and operate Marijuana Cultivation and Production Facility, on behalf of Medical Marijuana License Holder, pursuant to its Dispensary License, in complete compliance with the AMMA and all applicable laws, requirements and restrictions, including ATO from AZDHS. Tenant may not use the Premises for any other purpose, unless the Parties otherwise mutually agree in writing.

Authority to Operate:	Tenant and Guarantor(s) each represent and warrant in conjunction with Medical Marijuana License Holder, they shall use all reasonable and diligent efforts to apply for and acquire from AZDHS, Approval to Operate the Medical Marijuana Cultivation and Production Facility, pursuant to the AMMA and all other rules, requirements and restrictions and maintain the Dispensary License in good standing with AZDHS at all times.

Changes in Law:	The parties acknowledge and agree the terms and provisions of this LOI as well as the Lease are based upon the details, terms and agreed upon obligations on the Effective Date of this LOI and the Lease. The parties acknowledge and agree in the event a change in state or local law or any rule, requirement or restriction which prohibits completion of the development of the Premises, construction of all the agreed upon tenant improvements, the Parties shall mutually agree to either: (a) take all actions reasonably necessary to modify the Lease to reflect its inability to develop the Premises and/or construct any portion or all of the agreed upon tenant improvements, or; (b) terminate the Lease and associated Guaranty. In the event such change in state or local law prohibits the operation of the Premises as a Medical Marijuana Cultivation and Production Facility, or any change in local zoning and land use entitlements prohibit Tenant from occupying and using the entire Premises for the use specified in this LOI and in the Lease, the Lease shall terminate or the parties may mutually agree otherwise in writing (the aforementioned “Changes in Law Provisions”).

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

LOI Termination	The parties agree in the event the LOI Requirements described herein this LOI are not mutually satisfied on or before the date that is ninety (90) days after the Effective Date of this LOI or any change in state or local law prohibits the operation of the Premises as a Medical Marijuana Cultivation and Production Facility, this LOI shall terminate, Escrow Agent (defined herein) shall return the full Deposit to Tenant, minus $100.00, which shall be paid to Landlord, and the parties shall owe no further obligation to one another. In the event despite the parties’ reasonable efforts, the satisfaction of the LOI Requirements requires additional time, the parties may mutually agree in writing to extend the term of this LOI.

Federal Government Action:	The parties hereby acknowledge that they are aware of and fully understand that despite the State of Arizona’s medical marijuana laws and the terms and conditions of this Agreement, Arizona medical marijuana cultivators, transporters, distributors or possessors may still be arrested by federal officers and prosecuted under federal law. In the event of Federal arrest, seizure or prosecution action associated with the parties’ activities described herein, the parties hereby agree to hold each other harmless and agree to be individually responsible for any attorney’s fees associated with defending such actions. The parties also hereby agree to waive illegality as a defense to any contract enforcement action.

Lease Termination:	The Parties agree, the following provisions shall be inserted into the Lease: The Lease shall terminate, upon the occurrence of any of the following: (i) any grossly negligent or intentional or willful misconduct pursuant to the Lease or Guaranty, committed by either Party; (ii) any Federal enforcement action as decribed in the aforementioned section, against either Party, having the affect of prohibiting the operation of the Medical Marijuana Cultivation and Production Facility on the Premises; (iii) any change or revocation of State or local law, which shall have the effect of prohibiting the legal operation of the Medical Marijuana Cultivation and Production Facility on the Premises, following any period of contest or appeal of such change or revocation; (iv) AZDHS’ refusal to approve an application to renew the Dispensary License, through no fault of Tenant; (v) failure to maintain the Dispensary License in good standing resulting in AZDHS’ revocation of the Dispensary License, through no fault of Tenant; (vi) filing of any state enforcement action against Landlord, Tenant or Medical Marijuana License Holder, or any of their respective members, managers, directors, principal officers or partner; or (vii) the actions of another tenant leasing any portion of the Property, has the effect of prohibiting the legal operation of the Medical Marijuana Cultivation and Production Facility. The termination of the Lease for any of the aforementioned reasons shall not prevent the non-breaching Party from pursuing all rights and remedies provided in the Lease.

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Scottsdale, AZ 85260

Guarantor(s):	Nolan Ryan, a single man, Steve Cottrell, a married man as his sole and separate property, Matt Cottrell, a single man, and their respective heirs, personal representatives, successors and assigns.

Guarantee:	Simultaneously with Tenant’s execution of the Lease, Guarantors shall execute and deliver to Landlord a Guarantee in Landlord’s form, pursuant to which Guarantors will, unconditionally guarantee payment and performance pursuant to the Lease, as it relates to repayment of the Tenant Improvement Costs (the “Guarantee”), the Guarantee shall not extend to the terms, obligations and provisions of the Lease which are unrelated to the Tenant Improvement Costs. Upon Tenant’s complete repayment of the Tenant Improvement Costs Landlord agrees upon Tenant’s complete repayment of the Tenant Improvement Costs, Landlord shall terminate the Guarantee and release Guarantors from any future obligations under as it relates to repayment of the Tenant Improvement Costs. The parties shall mutually agree, execute and deliver a complete Guaranty Agreement, which shall be attached as an exhibit to the Lease.

Licensed Marijuana Project Compliance Agreement:	Tenant acknowledges and agrees that attached to Landlord’s form of Lease will be Landlord’s form of Licensed Marijuana Project Compliance Agreement, which will form part of the Lease and Tenant’s obligations under the Lease, with which Tenant shall review and upon approval of the terms and obligations provided therein, agree to comply.

Attorney’s Fees and Costs:	The parties shall mutually agree on reasonable default and remedy provisions which shall be contained in the Lease. In the event of a dispute between the parties during the term of the Lease, the prevailing party in any action or proceeding to enforce the terms of the Lease or Guaranty, in any appeal thereon, or to declare rights thereunder, shall be entitled to reasonable attorneys’ fees and costs and costs of collection. Such reasonable costs may be awarded in the same proceeding or recovered in a separate proceeding.

No Brokers:	Landlord and Tenant represent and warrant to each other that neither Landlord, nor Tenant, have been, or will be, represented by any broker in connection with this LOI or the Lease, and no broker commission or finder’s fee shall be payable as a result of the Lease.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Assignment/Amendment:	The parties may not change, amend, modify, issue, sell, transfer, convey, encumber, or pledge (or permit to be changed, amended, modified, issued, sold, transferred, conveyed, encumbered, or pledged) any ownership, management, or voting right or interest in this LOI or the Lease, by operation of law or otherwise, without the prior written consent and approval of all the Parties to the LOI or Lease, as applicable. In the event the Lease is assigned, transferred and conveyed for any reason described herein, the parties agree the obligations, rights and requirements of the assigning party shall be assumed, transferred and conveyed to assignee, as a condition precedent to the assignment, without releasing or discharging Tenant. However, Landlord and Tenant are authorized to assign, transfer and convey its interest in this LOI or the Lease to an entity wholly owned or controlled by the assigning party, without acquiring the written consent of the non-assigning party, so long as the assigning party provides the non-assigning party with written notice of such assignment no more than fifteen (15) business days following the assignment.

The parties may only amend or modify this LOI or the Lease with the written consent of all the parties.

Improvements:	Tenant may not make any improvements, alterations, additions, or modifications to the Premises without the prior written consent and approval of Landlord, which shall not be unreasonably withheld. Upon completion of the development of the Premises and construction of the tenant improvements, Landlord shall not make any improvements, alterations, additions, or modifications to the Premises without the prior written consent and approval of Tenant, which shall not be unreasonably withheld.

Subordination:	The parties agree the the Lease and Tenant’s rights under the Lease shall be subject and subordinate to any and all liens, mortgages or deeds of trust placed on the Premises by Landlord’s lender for the purpose of developing the Premises and/or constructing the agreed upon tenant improvements, now or in the future, unless the holder of such lien, mortgage or deed of trust elects to make the Lease senior to such lien, mortgage or deed of trust. Landlord agrees to request a non-disturbance agreement for Tenant’s benefit from Landlord’s lender(s), in form and content acceptable to Landlord’s lender(s).

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Insurance:	During the term of the Lease, Tenant shall carry and maintain the following insurance coverage for the Premises: (a) fire, casualty and extended coverage insurance on Tenant’s fixtures, improvements and other property for not less than the full replacement value, together with business interruption coverage, as Landlord may reasonably require; (b) commercial liability insurance insuring Tenant against any liability arising out of the Lease, use, occupancy or maintenance of the Premises and the business operated by Tenant, including that from personal injury or property damage in or about the Premises or as a result of the conduct of Tenant’s business activities, insuring Landlord, and any designated mortgagee of Landlord, and Tenant, and naming Landlord and any designated mortgagee of Landlord as an additional insured therein, Such insurance shall be in the minimum amounts of not less than $3,000,000 per occurrence against liability for bodily injury including death and personal injury for any single occurrence and not less than $3,000,000 per occurrence for property damage, and combined single limit insurance insuring for bodily injury, death and property damage in an amount of not less than $3,000,000. The policy shall insure the hazards of the Premises and Tenant’s operations therein, shall include independent contractor and contractual liability coverage (covering the indemnities contained in the Lease) and shall name Landlord, Landlords managing agent and the Landlord’s mortgagee as an additional insured, and contain a cross-liability provision, and contain a provision that the insurance provided hereunder shall be primary and non-contributing with any other insurance available to Landlord; (c) Workers’ compensation insurance for the benefit of all employees entering upon the Premises as a result of or in connection with the employment by Tenant; and (d) such other and additional forms of insurance as may be required by Landlord to cover future risks against which Landlord or Tenant would protect themselves. All policies shall be written in a form satisfactory to Landlord and shall be written by insurance companies licensed with a Best’s rating and Financial Size Category Rating of “A++” and authorized to do business in the state in which the Building is situated. Tenant shall furnish to Landlord, prior to Tenant’s entry into the Premises and thereafter within thirty (30) days prior to the expiration of each such policy (or renewal thereof), a certificate of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto, together with a copy of the policy declaration page(s), certifying that such policy(ies) has been issued, provides coverage required by this LOI and the Lease (including name of additional insured entities) and a statement that no deductible or self-insurance retention applies to such policy and upon request by Landlord, a copy of each such policy of insurance. The Lease shall contain Landlord’s form of waiver of subrogation, and additional terms, provisions, waivers, and agreements on the part of Tenant with respect to insurance and insurance related matters.

Tenant Indemnity:	Tenant agrees to indemnify, defend and hold harmless, Landlord, and Landlord’s officers, directors, employees, contractors, representatives, agents, successors and assigns, for, from and against any and all claims, losses, damages, demands, fines, penalties, liens, actions, suits, obligations, liabilities, judgments, costs and expenses, including reasonable attorneys’ fees and court costs, arising from, relating to, associated with, in connection with, or resulting in any way from: (a) Tenant’s use or occupancy of the Premises, (b) the conduct of Tenant’s business activities, including, without limitation, business activities conducted on or at the Premises, (c) any act or omission of Tenant or any of Tenant’s employees, agents, contractors, representatives, invitees, customers, guests, and (d) any breach or default by Tenant under or pursuant to the Lease, including any violation of applicable laws. Nothing herein shall be construed to require Tenant to indemnify Landlord, and Landlord’s officers, directors, employees, contractors, representatives, agents, successors and assigns, from any intentional, grossly negligent, fraudulent or willful misconduct by Landlord, and Landlord’s officers, directors, employees, contractors, representatives, agents, successors and assigns.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Landlord Indemnity:	Landlord agrees to indemnify, defend and hold harmless, Tenant, and Tenant’s officers, directors, employees, contractors, representatives, agents, successors and assigns, for, from and against any and all claims, losses, damages, demands, fines, penalties, liens, actions, suits, obligations, liabilities, judgments, costs and expenses, including reasonable attorneys’ fees and court costs, arising from, relating to, associated with, in connection with, or resulting in any way from: (a) Landlord’s use or occupancy of the Property, (b) the conduct of Landlord’s business activities, including, without limitation, business activities conducted on or at the Property, (c) any act or omission of Landlord or any of Landlord’s employees, agents, contractors, representatives, invitees, customers, guests, and (d) any breach or default by Landlord under or pursuant to the Lease, including any violation of applicable laws. Nothing herein shall be construed to require Landlord to indemnify Tenant, and Tenant’s officers, directors, employees, contractors, representatives, agents, successors and assigns, from any intentional, grossly negligent, fraudulent or willful misconduct by Tenant, and Tenant’s officers, directors, employees, contractors, representatives, agents, successors and assigns.

Defaults; Remedies:	The parties shall mutually agree complete default and remedy provisions shall be clearly defined and articulated in the Lease.

Arbitration:	Any controversy or claim arising out of or relating to this LOI, by, between or among the parties, or the breach thereof, shall be settled by mandatory binding arbitration administered by the American Arbitration Association (“AAA”), under its Commercial Arbitration Rules or other applicable governmental regulatory agency. The arbitrator’s decision shall be final and legally binding and judgment may be entered thereon. Each party initially shall be responsible for its share of the arbitration fees and costs in accordance with the applicable Rules of Arbitration. In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, in court, or fails to comply with the arbitrator’s award, the other party entitled to costs of suit, including reasonable attorneys’ fees and costs for having to compel arbitration or defend or enforce the award.

Compliance with Laws:	In connection with this LOI, the Lease, the Premises, and the conduct of Tenant’s business activities, Tenant shall comply in all respects with the AMMA, and all applicable laws, requirements, regulations and restrictions (including, without limitation, laws regulating the environment and hazardous substances and materials.

No Hazardous Materials:	Tenant may not use, generate, store, dispose of, release, or bring onto the Premises (or permit to be used, generated, stored, disposed of, released, or brought onto the Premises) any hazardous, substances or materials, or any regulated substances or materials, without the prior written consent and approval of Landlord.

Production Equipment:	The Parties acknowledge and agree, Landlord expressly authorizes Tenant to utilizie, operate and store all furniture, equipment and materials required to refine, extract and produce manufactured and derivative products which contain Marijuana, including waxes, concentrates and other related materials, recognizing that the production and extraction process requires the use of flammable materials,. Tenant warrants the production and extraction process shall be conducted on the Premises, at all times in complete compliance with the AMMA and all applicable local and state laws, rules, requirements and restrictions.

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Lease Security Deposit:	Upon Tenant’s execution of the Lease and delivery of the same to Landlord, Tenant shall pay to Landlord the following sums and amounts: (a) after the application of the Deposit, the remaining amount required as a security deposit in an amount equal to the last month’s rent payment due under the Lease (including additional rent payment for the last month of the term of the Lease); and (b) the first and last months’ Total Rent payments due under the Lease, all in immediately available U.S. funds. The security deposit shall be governed, applied, held, replenished, and returned to Tenant in accordance with the terms of the Lease, provided that in no event shall Tenant be entitled to receive any interest on the security deposit or prepaid amounts, and Landlord may comingle such security deposit and prepaid amounts with Landlord’s general funds.

Escrow Agent/Escrow	The parties agree the term “Escrow Agent shall mean Arizona Escrow & Financial Corporation, with a principal place of business located at 3333 E. Camelback Road, Suite 110, Phoenix, Arizona 85018 and shall serve as the Escrow Agent for the matter contemplated herein. The parties shall mutually bear the responsibility for payment of all costs, fees and expenses incurred by Escrow. The parties agree within three (3) days following the date on which Escrow Agent had in its possession one (1) fully executed original, facsimile or email counterpart of this LOI, Escrow Agent shall indicate the “Opening of Escrow” and provide written evidence of the same (“Escrow”).

LOI Deposit:	The parties agree, within one (1) day following the mutual execution of this LOI, Tenant shall deposit into Escrow, an amount equal to Seventy Five Thousand and 00/100 Dollars ($75,000.00) (the “Deposit”) with Escrow Agent. The Deposit shall be deemed nonrefundable, except that in the event the LOI Requirements are not satisfied within the term of this LOI, this LOI shall terminate and Escrow Agent shall refund to Tenant, the Deposit, minus $100.00. Upon execution and delivery of the Lease by Landlord and Tenant, and payment of the security deposit and other prepaid amounts, the parties shall authorize Escrow Agent to release the Deposit to Landlord and Landlord shall apply the Deposit as a credit to the security deposit to be paid by Tenant pursuant to the Lease.

Utilities:	All utilities and utilities services for Tenant pro rata portion of the Premises shall be placed and held in Tenant’s name and paid for by Tenant unless otherwise directed by Landlord.

Entry; Access:	Following the mutual execution of this Letter of Intent and the Lease, the parties agree Landlord shall begin construction of the agreed upon tenant improvements and development of the Premises. The parties agree during such time, Landlord shall be responsible for all personnel, employees and independent contractors who will require access to the Premises.

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Upon the substantial completion of the construction of the agreed upon tenant improvements and development of the Premises, Tenant shall provide Landlord with notice of the date on which it intends to occupy the Premises with the equipment, furniture, machinery and fixtures required to begin operating and managing the Marijuana Cultivation and Production Facility on behalf of Medical Marijuana Dispensary License Holder (“Restricted Access Date”) and such notice shall be provided to Landlord at least seven (7) calendar days prior to the Resricted Access. Upon Landlord’s receipt of notice of the Restricted Access Date, Landlord’s management of all personnel, employees and independent contractors who require access to the Premises shall terminate. Subsequent to the Restricted Access Date, Landlord shall provide Tenant with a complete list of all personnel, employees and/or independent contractors who will require access to the Premises (“Authorized Personnel”), which Landlord shall supplement and modify from time to time as required.

Landlord and Authorized Personnel shall provide Tenant with a request to enter the Premises, including a description of the purpose of its request, at least two (2) business days, prior to the intended date of entry and upon receipt of Tenant’s approval, which shall not be unreasonably withheld, Landlord and/or Authorized Personnel may enter the Premises. Landlord and/or Authorized Personnel must be accompanied at all times, by a Dispensary Agent, Director or Principal Officer of the Medical Marijuana License Holder and in complete compliance with the AMMA and all rules, requirements and restrictions. Landlord and/or its Authorized Personnel shall have the right to enter the Premises to continue the construction of the agreed upon tenant improvements and development of the Premises, to perform any of Landlord’s obligations, to inspect the Premises, in the event of an Emergency (defined herein) or as otherwise mutually agreed to by the parties to the Lease.

Within two (2) business days following the Access termination Date, the parties shall also execute a Confidentiality and Nondisclosure Agreement, pursuant to which Landlord and its Authorized Personnel agree to keep confidential all of Tenant’s confidential and proprietary information, including any documents, details or information regarding its processes, products, employees, independent contractors, operations and any other matters regarding Tenant and its business. In addition, the parties acknowledge and agree Tenant is currently party to certain contracts and agreements which require the protection of certain third party confidential and proprietary information, as such the terms and provisions contained in the Confidentiality and Nondisclosure Agreement must comply with the obligations contained in sich contracts and agreement.

For purposes herein this Letter of Intent, an “Emergency” constitutes a fire or police emergency, which presents an imminent threat to the Premises, the occupants of the Premises, or that may reasonably result in extensive damage to the Premises. All such entries shall be conducted in compliance with the AMMA and all applicable rules, requirements and restrictions.

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Scottsdale, AZ 85260

Maintenance and Repair:	Provided that Tenant is not in breach or default under the Lease, and except for maintenance, repairs, or replacements required to be made as a result of the acts or omissions of Tenant or Tenant’s employees, agents, contractors, representatives, invitees, customers, guests, and subject to Force Majeure Events, Landlord shall use commercially reasonable efforts to maintain and repair, as necessary, the perimeter wall surrounding the Building and parking areas, any monument sign maintained by Landlord, parking areas surrounding the Building, any exterior landscaping, and exterior utility lines running from the street to the outer edge of the inside wall of the Premises in good condition and repair. Tenant agrees to pay to Landlord, as additional rent, on a monthly basis and in accordance with the Lease, Tenant’s pro rata share of all of the costs and expenses incurred or paid by Landlord in the performance of Landlord’s maintenance and repair duties and obligations. Tenant’s pro rata share shall be calculated based on the square footage of the Premises as a percentage of the total square footage of the Building, as determined by Landlord, and as set forth in the Lease. In no event shall Landlord be liable or responsible to Tenant (or subject to any claim by Tenant for damages or abatement of rent or otherwise) for any interruption or cessation in any utility service or other service to the Premises.

Tenant shall maintain, repair and replace all of Tenant’s equipment, personal property, inventory, trade fixtures, and improvements in good, safe condition and repair and in accordance with all applicable laws. Tenant shall regularly inspect, maintain, repair and replace, including making capital improvements and capital repairs, the Premises and all aspects, systems, parts, and components of the Premises in good, safe working order condition and repair and in accordance with all applicable laws. Except in case of an emergency (in which event Tenant shall immediately notify Landlord in writing of such emergency), Tenant shall notify Landlord in writing at least fifteen (15) days prior to Tenant undertaking any repair or replacement costing in excess of $5,000.00 per occurrence, and shall provide Landlord with a reasonably detailed description of the repair or replacement to be undertaken by Tenant and the names of Tenant’s contractors (who must be approved in writing in advance by Landlord), and any other information regarding such repair or replacement as Landlord may request. Landlord may require Tenant to post a payment and performance bond for any improvements to be made by Tenant and for any repairs or replacements to be made by Tenant.

Right of First Refusal On Adjacent Space:	The parties acknowledge and agree, in the event a change in state or local law prohibits the legal operation of a medical marijuana cultivation and production facility in the portion of the Property adjacent to the Premises and consisting of approximately 15,000 square feet (“Adjacent Premises”) and the Adjacent Premises is available, Tenant shall have a first right of refusal to lease the Adjacent Premises for an amount equal to the fair market value of the Adjacent Premises for a non-medical marijuana use. The details of such right of first refusal shall be more fully described in the Lease.

In the event the zoning and land use entitlements required by the City of Tempe are modified to allow for a medical marijuana cultivation and production facility to exceed 25,000 square feet, Tenant shall have a first right of refusal to expand its Medical Marijuana Cultivation and Production Facility and lease the Adjacent Premises for the uses described herein.

No Liens:	Tenant shall at all times keep and maintain the Premises free and clear of any and all liens (including consensual liens), and all mechanics’ and materialmens’ liens and notices and claims of liens arising from or relating to any work, repairs or replacements made or to be made by Tenant.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Damage and Destruction:	Except in the event such damage or destruction is caused by Tenant or by Tenant’s employees, agents, contractors, representatives, invitees, customers, guests (in which event Tenant shall be responsible for repairing and restoring the Premises), and subject to Force Majeure Events, Landlord shall use commercially reasonable efforts to repair and restore the Premises in the event of damage or destruction to the Premises following Landlord’s receipt of Landlord’s insurance proceeds relating thereto, and only to the extent of such insurance proceeds paid to Landlord, less Landlord’s costs in obtaining such insurance proceeds (unless such costs are otherwise reimbursed to Landlord). In no event shall rent or additional rent abate under the Lease as a result of damage or destruction to the Premises. In no event shall Landlord repair or restore any of Tenant’s equipment, personal property, inventory, trade fixtures, or improvements. Tenant shall pay to Landlord, as additional rent, Tenant’s pro-rata share of all insurance premiums and costs incurred or paid by Landlord to provide and maintain casualty and liability insurance for the Building and surrounding areas, including any deductible amount to be paid by Landlord under such policies. Landlord may terminate the Lease if the Premises or the Building are damaged in any material respect during the last 18 months of the term of the Lease. Tenant waives all rights and benefits under or pursuant to Arizona Revised Statutes Section 33-343 and other similar rights and statutes. All other provisions regarding damage and destruction to the Premises shall be governed by the terms of the Lease.

Parking:	Tenant may use a pro rata share of the onsite parking spaces available for the Building, as designated by Landlord, on a non-exclusive and unreserved basis with other tenants, and in accordance with such parking rules and regulations promulgated by Landlord from time to time.

Signage:	Tenant may use a pro rata share of the space available on any monument sign maintained by Landlord for the Building, as designated by Landlord, on a non-exclusive basis with other tenants to display Tenant’s signage, subject to Landlord’s reasonable approval. All other signage of Tenant shall be subject to Landlord’s prior written consent and approval.

Estoppel:	The Lease shall contain a covenant for the Tenant to sign from time to time upon Landlord’s request an estoppel, in form reasonable acceptable to Landlord.

Confidentiality:	The parties acknowledge and agree that in connection with the correspondence and negotiations related to this LOI and the Lease, the parties have furnished and will continue to furnish one another with information and documentation that is either non-public, confidential or proprietary in nature. Except as necessary pursuant to Landlord’s disclosure requirements or Landlord’s lender requirements, all such information concerning this LOI and the Lease (whether or not reduced to writing or specifically identified as non-public, confidential or proprietary), and all analyses, compilations, information, data, studies or other documents to the extent based on such furnished information or reflecting any party’s review of such furnished information is hereinafter (collectively referred to as the “Confidential Information”). The parties acknowledge and agree the Confidential Information will be kept confidential and will not, without the prior written consent of the disclosing party or except as otherwise provided for in this LOI, be disclosed in any manner whatsoever, in whole or in part, and will not be used directly or indirectly for any purpose other than this LOI and the Lease. Moreover, the receiving party agrees to transmit the Confidential Information only to those representatives (including, but not limited to members, partners, officers, directors, auditors, counsel and employees) within their organization or those of their affiliates, or companies that are confidentially bound to said receiving party under the same terms set forth herein, who need to know the Confidential Information for the purposes of evaluations and negotiations and who are informed of the confidential nature of the Confidential Information. Each party will be responsible for any breach of this Agreement by any of its respective representatives. Each party will immediately notify the other party if it discovers Confidential Information has been disclosed in violation of the terms of this LOI.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Limitation on Liability:	Landlord’s liability under the Lease shall be limited to Landlord’s interest in the Building and the rents and profits therefrom, and Tenant shall look solely to Landlord’s interest in the Building for satisfaction of any liability of Landlord in respect to the Lease. Tenant’s liability under the Lease shall be limited to Tenant’s obligations pursuant to the Lease and its occupation of the Premises, and Landlord shall look solely to Tenant’s obligations pursuant to the Lease and its occupation of the Premises.

Surrender:	Upon termination or expiration of the Lease, Tenant shall remove all of Tenant’s equipment, personal property, trade fixtures, furniture, and inventory from the Premises and to repair any damage caused by such removal, and to surrender the Premises to Landlord in good, safe working order condition and repair, and in accordance with the other terms of the Lease.

Tenant’s Cost:	All of Tenant’s duties and obligations under this LOI and the Lease shall be performed and satisfied by Tenant at Tenant’s sole cost and expense.

Damages:	In no event shall Landlord be liable to Tenant (or be subject to any claim from Tenant) for any damage or destruction to any of Tenant’s equipment, personal property, inventory, trade fixtures, or improvements, and Tenant agrees to provide adequate insurance coverage for all such matters, items, risks and losses.

In no event shall Landlord be liable to Tenant or any person claiming through or under Tenant for any consequential, exemplary or punitive damages under or pursuant to the Lease.

Time is of Essence:	Time is of the essence for the performance of Tenant’s duties and obligations under this LOI.

Governing Law:	This LOI and the Lease shall be governed by the laws of the State of Arizona (without regard to conflict of laws).

Venue and Jurisdiction:	Venue and exclusive jurisdiction for any action arising out of this LOI and the Lease shall be in Superior Court, Maricopa County, Arizona, and Tenant and Guarantor(s) hereby waive any and all defenses relating to such jurisdiction and venue.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

Counterparts:	This LOI may be executed in any number of counterparts, and all such counterparts shall constitute a single document.

Drafter:	Tenant agrees that no provision contained in this LOI or the Lease shall be constructed against Landlord, the drafter of this LOI or the Lease, solely by virtue of Landlord being the drafter.

Binding LOI:	This LOI constitutes a binding and valid agreement on the part of Landlord and Tenant.

Effective Date:	The Effective Date of this LOI shall be the date that is three (3) business days after the mutual execution and delivery of this LOI by Landlord and Tenant.

Expiration:	If this LOI is not executed by Landlord, Tenant and Guarantor(s) on or before 5:00 PM, Arizona Time, on March 18, 2016, then this LOI shall terminate and expire and be of no further force or effect.

[Space Intentionally Left Blank. Signatures on the Following Page.]

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS LOI,

TENANT:

CATALINA PART ERS III L an Arizona limited liability company

By:	/s/ Matthew J Cottrell
Name:	Matthew J Cottrell
Its:	CEO
Date:	March 10th, 2016

GUARANTORS:

/s/ NOLAN RYAN
NOLAN RYAN, a single man

/s/ STEVE COTTRELL
STEVE COTTRELL, a married man as his sole and separate property

/s/ MATT COTTRELL
MATT COTTRELL, a single man

MEDICAL MARIJUANA LICENSE HOLDER:

CATALINA HILL BOTANICAL. CARE, INC., an Arizona nonprofit corporation

By:	/s/ Matthew J Cottrell
Name:	Matthew J Cottrell
Its:	Board Member

LANDLORD:

ZONED PROPERTIES, INC.

By:	/s/ BRYAN McLAREN
Name:	BRYAN McLAREN
Its:	CEO
Date:	MARCH 15, 2016

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

EXHIBIT A:

LEGAL DESCRIPTION OF PROPERTY, BUILDING AND PREMISES

Parcel ID:	124-39-038

Property Address:	410 S. Madison Dr. Suite C
Tempe, AZ 85281

Building:	Tempe Cultivation Site, multi-tenant building containing approximately 60,000 square feet of space, including all common areas and common walls

Premises:	Approximately 25,000 square feet of vacant warehouse located in the center of the Building, respectively Suite C.

The Authority to Operate (ATO) for the Medical Marijuana Cultivation and Production Site will be held by Catalina Hills Botanical Care, Inc. pursuant to its Dispensary License.

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

EXHIBIT B:

OUTLINE OF THE PREMISES

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

EXHIBIT C:

ADDITIONAL LEASE TERMS

Lease:	Triple Net (NNN), meaning that all rent to be paid to Landlord shall be absolutely net to Landlord so that the Lease shall yield net to Landlord the rent to be paid each month during the term of the Lease, and Tenant shall pay either directly or as reimbursement to Landlord for all costs, expenses and obligations of every kind or nature whatsoever relating to the Premises which may arise or become due during the term of the Lease, including, without limitation, all costs and expenses of operation, maintenance, ownership, repairs (including capital repairs), replacements (including capital replacements), utilities, insurance and taxes (including real estate taxes and assessments, but excluding Landlord's personal income taxes) relating to the Premises, and Tenant's pro rata share of Landlord's costs and expenses relating to any shared or common walls, common areas or common improvements, including the parking areas, the perimeter wall, any monument sign, the exterior landscaping and utility lines and equipment, and other similar costs.

Premises:	25,000 Square Feet within Suite C.

Lease Term:	Ten (10) years commencing on the Rent Commencement and ending on the last day of the month that is ten (10) years after the occurrence of Rent Commencement.

Renewal Option:	Provided that Tenant is not in breach or default under the Lease, and further provided that Tenant shall give Landlord written notice (at least one (1) year prior to the expiration of the term of the Lease) of Tenant's election to renew the term of the Lease, Tenant may renew or extend the term of the Lease for one (1) period of five (5) years, on the same terms as are provided in the Lease,.

Rental Schedule:	See Exhibit D

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

EXHIBIT D:

RENTAL SCHEDULE

Year	Commencement	Months (Period)	Base Monthly Rent	Monthly CAM Charge*	Rental Tax (2.3%)*	Property Taxes (1/12)*	Total Monthly Payment	Total Period Payment	Base Rental Rate (per sq. ft.)	Rentable Area (sq. ft)
1	TBD	01								25,000
1	TBD	02-06	$50,000.00	$1,481.39	$1,184.07	$1,740.67	$54,406.13	$272,030.66	$24.0	25,000
1	TBD	07-12	$56,250.00	$1,481.39	$1,327.82	$1,740.67	$60,799.88	$364,799.29	$27.0	25,000
2	TBD	13-24	$64,583.33	$1,481.39	$1,519.49	$1,740.67	$69,324.88	$831,898.58	$31.0	25,000
3	TBD	25-36	$64,583.33	$1,481.39	$1,519.49	$1,740.67	$69,324.88	$831,898.58	$31.0	25,000
4	TBD	37-48	$64,583.33	$1,481.39	$1,519.49	$1,740.67	$69,324.88	$831,898.58	$31.0	25,000
5	TBD	49-60	$64,583.33	$1,481.39	$1,519.49	$1,740.67	$69,324.88	$831,898.58	$31.0	25,000
6	TBD	61-72	$65,625.00	$1,481.39	$1,543.45	$1,740.67	$70,390.51	$844,686.08	$31.5	25,000
7	TBD	73-84	$65,625.00	$1,481.39	$1,543.45	$1,740.67	$70,390.51	$844,686.08	$31.5	25,000
8	TBD	85-96	$65,625.00	$1,481.39	$1,543.45	$1,740.67	$70,390.51	$844,686.08	$31.5	25,000
9	TBD	97-108	$65,625.00	$1,481.39	$1,543.45	$1,740.67	$70,390.51	$844,686.08	$31.5	25,000
10	TBD	109-120	$65,625.00	$1,481.39	$1,543.45	$1,740.67	$70,390.51	$844,686.08	$31.5	25,000
11	TBD	121-132	$83,333.33	$1,481.39	$1,950.74	$1,740.67	$88,506.13	$1,062,073.58	$40.0	25,000
12	TBD	133-144	$83,333.33	$1,481.39	$1,950.74	$1,740.67	$88,506.13	$1,062,073.58	$40.0	25,000
13	TBD	145-156	$83,333.33	$1,481.39	$1,950.74	$1,740.67	$88,506.13	$1,062,073.58	$40.0	25,000
14	TBD	157-168	$83,333.33	$1,481.39	$1,950.74	$1,740.67	$88,506.13	$1,062,073.58	$40.0	25,000
15	TBD	169-180	$83,333.33	$1,481.39	$1,950.74	$1,740.67	$88,506.13	$1,062,073.58	$40.0	25,000

*Annual CAM Budet, Rental Tax, and Property Taxes are subject to annual industry adjustments

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14300 N. Northsight Blvd #208
Scottsdale, AZ 85260

EXHIBIT E:

CITY OF TEMPE ZONING CODE APPROVAL

WWW.ZONEDPROPERTIES.COM

877-360-8839